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National announces HomeSide Executive changes

The National Australia Bank today announced the resignation of three executives of HomeSide Lending Inc.

Chief Executive Officer, Hugh Harris, President and Chief Operating Officer, Kevin Race, and Chief Financial Officer, Blake Wilson, left today.

National Chief Executive Officer and Managing Director, Frank Cicutto, said two new executives had been appointed to HomeSide, with immediate effect.

HomeSide Chairman, Joseph Whiteside, has assumed the role of Chief Executive Officer of Homeside Lending Inc., and will remain as Chairman.

Mr. Whiteside has extensive experience in leading complex turnaround situations in the US financial services industry, including Michigan National Corporation (where he was CFO) and Equibank. Mr. Whiteside was appointed Chairman of HomeSide in May this year.

Mr. Gordon Lefevre, formerly General Manager Finance and Strategy for the National in Europe, has been appointed Executive Vice President and Chief Financial Officer. Mr. Lefevre, who has extensive experience with the National Group, has been working with the National team managing the HomeSide situation in Jacksonville since early July.

"The appointment of these two people experienced in both the National Group and HomeSide to join the remaining HomeSide executives ensures the continuing stability of the organisation during this difficult period," Mr. Cicutto said.

Mr. Cicutto said that, meanwhile, the investigation will continue into the issues that led to the HomeSide writedown announced on Monday.